Exhibit (c)(3)

[***] indicated information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities Exchange Commission.

February 17, 2026 Project Boson Discussion Materials CENTER,VIEW PARTNERS

1 This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors (“Committee”) of Mister Car Wash, Inc. (the “Company”) (in its capacity as such) and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company (“Management”) and as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by Management, with respect to the Company, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Committee (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for, any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. Disclaimer CENTER,VIEW PARTNERS

2 Summary of Process Negotiation Developments Since Jan. 16 Following the January 16, 2026, meeting with the Committee, financial advisors, at the Committee’s instruction, went back to Leonard Green (“Laser”) requesting that it increase its proposal from $6.25 per share – [•••], the only other remaining bidder, also informed financial advisors that it would no longer be participating in the process – [•••] reached out to advisors inquiring about the process, but decided not to participate • On January 22, Laser submitted a revised non-binding LOI at $6.75 per share – At the Committee’s instruction, financial advisors went back to Laser and countered at $7.50 per share • On January 29, Laser submitted a further revised non-binding LOI at $6.90 per share – At the Committee’s instruction, financial advisors went back to Laser and countered at $7.10 per share • On January 30, an initial markup of the draft Merger Agreement was shared by Laser’s legal advisors with the Special Committee, which is currently being negotiated • On January 31, Laser informed the Committee it was prepared to submit a “best and final” non-binding LOI at $7.00 per share – The Committee directed its representatives to convey to Laser that the Committee is tentatively amenable to moving forward at a $7.00 per share price, subject to satisfactory negotiation of deal documents and final Committee approval • The Committee and its advisors are targeting a transaction announcement on February 18, 2026, concurrent with the Company’s Q4 2025 earnings REDACTED REDACTED CENTER,VIEW PARTNERS

3 Laser Proposal Summary  Reverse triangular merger  $7.00 per share  100% cash consideration, with rollover by Laser and certain executives  Constitutes a 13e-3 transaction  Laser will deliver stockholder approval at signing Consideration and Structure Financing  No financing condition  Debt commitment letter delivered at signing; proceeds used to fund the merger consideration payable at closing  Customary private equity deal structure, with specific performance available if the debt has or will be funded, subject to certain features associated with accordion Certain Closing Conditions  Inside date of April 20, 2026  Customary closing conditions, including: – Stockholder approval (to be received immediately after signing) – Necessary regulatory approvals – No law or court order enjoining or making illegal the transaction – No Material Adverse Effect on the Company  Requirements associated with the accordion debt facility Certain Termination Provisions  Customary termination rights, including: – By either party if any law or order prohibits the transaction – By either party if the transaction has not been completed within four months of signing – By Laser or the Company, as applicable, if the other party’s uncured breach or failure to perform would cause a closing condition to fail – By the Company, to accept a Superior Proposal (but only until 5:00pm on April 18, 2026) – By the Company, for Laser’s failure to close when obligated to do so Termination Fees  Company’s termination fee: $31.25mm  Parent’s termination fee: $51.75mm Antitrust  Customary reasonable best efforts obligation to obtain required approvals, including obligation to divest assets of the Company as required  Laser must contest and defend any litigation challenging the transaction on regulatory grounds Rollover Agreement/ Support Agreement  Rollover and support agreements from rolling stockholders, including support for a topping bid  Support agreement permits the Company to dividend Parent’s termination fee to the non-Laser stockholders if it is paid Termination Fee Triggers  The Company’s termination fee is payable if: – The Company terminates to accept a Superior Proposal – Parent terminates for the Company’s breach and, generally speaking, the Company enters into a change-of-control transaction within 12 months of termination  Parent’s termination fee is payable if: – The Company terminates for Laser’s breach (including failure to close when obligated to do so) – Either party terminates (i) due to any law or order prohibits the transaction (but fee only payable if the Company had the right to terminate for Laser’s breach (including failure to close when obligated to do so) or (ii) following the outside date (but fee only payable if the Company had the right to terminate for Laser’s breach) [Subject to revision; Board should refer to Legal Counsel’s summary of transaction documents] r ( ) r [ ] [ ] [ ] CENTER,VIEW PARTNERS

Summary of Laser's Offer Value

Premia

		Metric	Proposal $7.00
	Share Price Premium to:		
Unaffected	Unaffected Price (10/17/25)[(1)]	$4.79	*+46.1%*
	30-Day VWAP	5.22	*+34.2%*
	60-Day VWAP	5.53	*+26.5%*
	52-Week Low (10/13/25)	4.68	*+49.6%*
	52-Week High (2/28/25)	8.49	*(17.6%)*
Current	Current Price (2/13/26)	$5.97	*+17.3%*
	30-Day VWAP	5.85	*+19.6%*
	60-Day VWAP	5.64	*+24.1%*
	52-Week Low (10/13/25)	4.68	*+49.6%*
	52-Week High (2/28/25)	8.49	*(17.6%)*

Multiples

	Metric	Proposal $7.00
Diluted Shares Outstanding[(2)]		336.5
Total Equity Value		2,355
(+) Net Debt[(3)]		782
Total Enterprise Value		$3,137
Enterprise Value / EBITDA:		
Management LRP - CY'25A[(4)]	$345	9.1x
Management LRP - CY'26E	360	8.7x
Consensus CY'25E	342	9.2x
Consensus CY'26E	369	8.5x

Source: Management's January 2026 Long-Range Plan ("Management Projections"), Company Filings, FactSet as of February 13, 2026.
Note: Dollars in millions, except per share amounts.
(1) October 17, 2025 was the last trading day prior to *The Deal* reporting that the Company was exploring strategic options.
(2) Fully diluted shares outstanding includes basic shares of ~328.5mm, options and RSUs as of February 13, 2026.
(3) Reflects unaudited Q4'25 balance sheet data as provided by Management on February 13, 2026; debt of $810mm and cash of $28mm as of December 31, 2025.
(4) Reflects unaudited 2025 financials provided by Management on February 13, 2026.

CENTERVIEW PARTNERS 4

Preliminary Valuation Analysis Methodology Assumption Implied Share Price Value<1> 52-Week Trading Range<2> 52-Wk High: 02/28/2025 $4.70 $8.50 Analyst Price Target Range<2> Public Trading Comps Discounted Cash Flow Analysis<4> 52-WkLow: I 0/ 13/2025 High: Jefferies Low: Goldman Sachs 7.0x-9.0x ‘26E EBITDA of $360mm<3> WACC: I 0.0%—12.0% L TM Exit Multiple: 7.5x-9.5x Source: Management Projections, Company Filings, FactSet as of February 13, 2026. $5.25 $5.20 $7.30 $ .... I i I Laser Proposal: $7 .00 Note: Dollars in millions, except per share amounts. Fully diluted shares outstanding includes basic shares of—328.5mm, options and RSUs as of February 13, 2026. Analysis reflects unaudited Q4’25 balance sheet data as provided by Management as of February 13, 2026; debt of $8 10mm and cash of $28mm as of December 31, 2025. ( I) Implied share price values rounded to nearest $0.05. (2) Ranges as of February 13, 2026. (3) EBITDA figures reflect Management Projections, excluding M&A contribution. (4) DCF valuation date of December 31, 2025. $11.00 $9.25 CENTER,VIEW PARTNERS 5

Analyst Price Targets Latest Broker Report Date Stephens 2/ 11 /2025 Morgan Stanley 1/ 15/2026 UBS 11/ 17/2025 JPM 1 I /6/2025 Stifel 11/3/2025 Guggenheim I 0/31 /2025 BMO Capital Mar kets I 0/30/2025 Goldman Sachs I 0/30/2025 Jeffer ies I 0/30/2025 Mizuho I 0/30/2025 Raymond James I 0/30/2025 Wells Fargo I 0/30/2025 Baird I 0/29/2025 BofA 10/29/2025 Piper Sandler I 0/29/2025 W olfe 10/29/2025 Median Source: FactSet and Wall Street research as of February 13, 2026. Note: Brokers sorted by report date. Price T arget Recommendation Valuation Methodology $7.50 Buy n.a. 6.50 n.a. 6.25 H-,ld I Ox ‘27E EPS 8.00 Buy 9x ‘27E EBITDA 7.50 H Id n.a. 8.00 Buy I 0.3x ‘26E EBITDA 9.00 Buy I 7x ‘27E EPS 5.25 Sell 7x ‘27E EBITDA 11.00 Buy I 2x ‘26E EBITDA 8.00 Buy 9x ‘27E EBITDA 8.00 Buy I 7x ‘26E EPS / I 5x ‘27E EPS 7.00 Buy 8.5x ‘26E EBITDA 8.00 Buy 8.5x ‘27E EBITDA 7.00 Buy 14x ‘26E EPS 6.00 H Id I 2x ‘27E EPS 7.00 Buy n.a. Hold $7.50 25%(4) CENTER,VIEW PARTNERS 6

7 ‘25A/E EBITDA EV / EBITDA ‘25A/E—‘27E CAGR ‘26E EBITDA—Capex ‘25A/E Net Company Mkt. Cap EV 2025A/E 2026E Revenue EBITDA Margin (% of Sales) Leverage(1) Valvoline $4,950 $6,871 13.2x 12.2x +8% +10% 27% 13% 3.7x Monro 752 1,033 10.1x 9.9x +1% +5% 9% 6% 2.7x Driven Brands 2,824 4,425 9.8x 8.5x +10% +13% 25% 14% 3.6x Peer Median 10.1x 9.9x +8% +10% 25% 13% 3.6x Current Mister Car Wash (Consensus) $2,008 $2,789 8.2x 7.6x +7% +8% 33% 8% 2.3x Mister Car Wash (Mgmt. Projections)(2) 2,008 2,789 8.1x 7.7x +8% +7% 32% 9% 2.3x Unaffected (October 17, 2025) Mister Car Wash (Consensus) $1,595 $2,435 7.2x 6.6x +7% +9% 33% 9% 2.5x Mister Car Wash (Mgmt. Projections)(2) 1,595 2,435 7.0x 6.8x +8% +7% 32% 9% 2.4x Comparable Companies Analysis Source: Management Projections and FactSet as of February 13, 2026. Note: All metrics shown reflect calendar year ending December 31st. Peers sorted by 2026E EBITDA multiple. (1) MCW unaffected leverage reflects balance sheet data as of Q2’25 and LTM EBITDA as of October 17, 2025. (2) 2025 figures reflect unaudited financials provided by Management on February 13, 2026. (Dollars in millions, except per share amounts) CENTER,VIEW PARTNERS

8 Discounted Cash Flow Analysis Source: Management Projections; FactSet and Bloomberg as of February 13, 2026. Note: Valuation date of December 31, 2025; Management Projections include impact of future M&A projected by Management. (Dollars in millions, except per share amounts) Fiscal Year Ending December, Terminal ‘26-‘30E 2026E 2027E 2028E 2029E 2030E Year CAGR Revenue $1,124 $1,221 $1,337 $1,472 $1,620 $1,620 +9.6% Growth (%) +6.4% +8.7% +9.5% +10.0% +10.1% Adjusted EBITDA $364 $403 $448 $506 $572 $572 +12.0% Margin (%) 32.4% 33.0% 33.5% 34.4% 35.3% 35.3% (–) D&A (89) (92) (95) (97) (100) (75) (–) SBC (31) (31) (32) (33) (34) (34) Adjusted EBIT $244 $280 $321 $375 $437 $462 +15.7% Margin (%) 21.7% 22.9% 24.0% 25.5% 27.0% 28.5% (–) Taxes (3) (3) (4) (6) (12) (120) Effective Tax Rate (%) 1.1% 1.1% 1.4% 1.5% 2.8% 26.0% NOPAT $241 $277 $317 $369 $425 $342 +15.2% (–) Growth CapEx (30) (32) (34) (36) (38) (38) (–) Maintenance CapEx (29) (31) (33) (35) (37) (37) (–) Greenfield CapEx (169) (143) (124) (130) (129) – (–) M&A (79) (79) (79) (79) (79) – (–) Incr. in NWC 8 9 10 10 11 2 (+) D&A 89 92 95 97 100 75 Unlevered FCF $31 $93 $151 $197 $253 $344 +68.7% Implied TEV ($mm) Implied Share Price Implied PGR Exit Multiple Exit Multiple Exit Multiple WACC 7.5x 8.5x 9.5x 7.5x 8.5x 9.5x 7.5x 8.5x 9.5x 10.0% $3,197 $3,552 $3,907 $7.20 $8.20 $9.25 +1.5% +2.4% +3.2% 11.0% 3,065 3,404 3,743 6.80 7.80 8.80 +2.4% +3.3% +4.1% 12.0% 2,939 3,263 3,587 6.40 7.35 8.35 +3.2% +4.2% +5.0% CENTER,VIEW PARTNERS

Illustrative Mister Car Wash Cost of Capital Calculation

Comparable Companies

Peer	Beta: Levered [1]	Beta: Unlevered [2]	Market Cap ($bn)	Debt ($bn)	Debt / Equity	Debt / Capital
Valvoline	0.84	0.66	$5.0	$1.7	34%	25%
Driven Brands	0.87	0.58	2.8	1.7	62%	38%
Monro	0.92	0.88	0.8	0.0	6%	6%
Median	**0.87**	**0.66**			**34%**	**25%**
MCW (Unaffected)	**1.08**	**0.76**	**$1.6**	**$0.9**	**53%**	**35%**
MCW (Current)	**0.95**	**0.64**	**$2.0**	**$0.8**	**40%**	**28%**

MCW (Unaffected): *As of the Unaffected Date (October 17, 2025)*

MCW (Current): *As of February 13, 2026*

WACC Sensitivity Analysis

Debt / Equity	Unlevered Beta: 0.60	Unlevered Beta: 0.75	Unlevered Beta: 0.90
10%	10.0%	11.1%	12.2%
25%	9.9%	11.0%	12.0%
40%	9.8%	10.9%	11.9%

Example WACC Calculation

Cost of Equity	
Risk Free Rate[3]	4.6%
Unlevered Beta[4]	0.66
Debt / Equity (Peer Median)[5]	34.0%
Levered Beta	0.83
Historical Risk Premium[6]	7.4%
Size Premium[7]	1.1%
Cost of Equity	**11.8%**

Cost of Debt	
Pre-Tax Cost of Debt[8]	8.0%
Tax Rate	26.0%
After-Tax Cost of Debt	**5.9%**
Debt to Cap	25.4%
Equity to Cap	74.6%
WACC[9]	**10.3%**

Source: Bloomberg, Kroll, and FactSet as of February 13, 2026.
Note: Peers ordered by market capitalization.
(1) Reflects adjusted 2-year weekly beta per Bloomberg. (2) Unlevered beta equals (Levered Beta / (1 + ((1 – Tax Rate) * Debt / Equity)). (3) Reflects current yield on 20-Year U.S. Treasury. (4) Reflects peer median Unlevered Beta. (5) Reflects peer median Debt / Equity ratio. (6) Reflects long-horizon historical expected equity risk premium per Kroll. (7) Reflects size premium per Kroll based on current market capitalization. (8) Estimated Marginal Cost of Unsecured Debt. (9) WACC equals ((Debt / Capitalization * (Cost of Debt * (1 – Tax Rate))) + (Equity / Capitalization * Levered Cost of Equity)).

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Appendix CENTER,VIEW PARTNERS

EV / NTM EBITDA Multiples Over Time Mister Car Wash’s multiple has compressed and is trading at a discount to Valvoline, Driven Brands and Monro; Strategic review speculation appears to have supported multiple 19.0x 17.0x EV/ NTM EBITDA Multiples Over the Last Two Years EV I NTM EBITDA Multiples Over Time 2-Yr Avg I-Yr Avg 6-Mo Avg @ Unaff. Current — Mister 9.lx 8.lx 7.2x 6.7x 7.Sx llrlnfs• 8.4x 8.4x—x 12.Sx I l.3x - MONRO 8.0x 7.Sx • • • Peer Me dian 8.4x 8.4x ~ vs. Peer Median 0.7x (0.3x) 8. lx I I.Ix 8.2x 8.2x (0.9x) 8.0x I I.Ix 7.8x 8.0x (l.2x) 8.4x 12.0x 9.8x 9.8x (2.3x) IS.Ox 13.7x 13.0x 12.lx 12.0x I I.Ox 9.0x 8.Sx 8.0x 7.0x 5.0x 3.0x Feb-24 May-24 Consumer Confidence’2! 79 77 Source: FactSet as of February 13, 2026. Aug-24 66 February 25th• 2025 DRVN Announces Sole of US Car Wash for—7. 7x ‘24A EBITDA Nov-24 Feb-25 71 72 ————- October I ‘Jlh. 2025(/J Leak of Strategic Review: 6.7x May-25 Aug-25 52 62 8.4x ~— ‘ 7.Sx December 2nd• 2025 DRVN Announces Sale of International Car Wash for—6. Ix LTM EBITDA Nov-25 Feb-26 54 56 ( I) October 17, 2025 was the last trading day prior to The Deal reporting that Mister Car Wash was exploring strategic options. CENTER,VIEW PARTNERS (2) Reflects University of Michigan survey of consumers. II

Mister Car Wash Faces Several Structural Challenges vs. Peers

	Mister	Driven Brands	Valvoline	MONRO
Sub-Sector	Car Wash	Oil Change, Auto Glass, Car Repair, Heavy Collision	Oil Change	Tire Replacement and Other Repair
Discretionary Nature[1]	**More discretionary** – can be deferred, easier for DIY, subscription subject to trade-down	**Less discretionary** – more difficult for consumers to defer or DIY		
Competitive Landscape[1]	Many large platforms backed by private equity	Sectors led by strategics with long tail of "mom-and-pops;" private equity involvement more limited		
Long-Term Runway[1]	More developed from accelerated buildout in 2022 / 2023; participants still adding more locations	National quick lube chains secularly advantaged due to cost and convenience benefits; larger repair platforms also secularly advantaged		Monro possess efficiency and technology benefits vs. long-tail of competitors
FCF Generation[1]	Higher CapEx needs	Lower CapEx needs: franchise model, less new investment to defend against		
CapEx *('25A/E % Sales)*	24%[2]	10%	13%	2%
EBITDA – CapEx *('25A/E % Sales)*	9%[2]	14%	13%	6%
Franchise Mix *(Store Count Mix)*	–%	~75%	~55%	~5%

Source: Management, Wall Street research and FactSet as of February 13, 2026.
(1) Summary of selected factors noted by Wall Street research.
(2) Reflects unaudited 2025 financials provided by Management on February 13, 2026.

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